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                                                              Exhibit 3.6

                              CERTIFICATE OF CORRECTION

                                To Correct an Error

                                         in

                     CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                               Articles Supplementary
                               of Board of Directors
                      Classifying and Designating a Series of
                                 Preferred Stock as
                           Series C Cumulative Redeemable
                                Preferred Stock and
                     Fixing Distribution and Other Preferences
                             And Rights of Such Series



     Pursuant to the provisions of Section 1-207 of Corporations and Associations Articles, Annotated Code of Maryland, the undersigned executes the following certificate of correction.

     1.  The name of the only party to the document being corrected is Charles
E. Smith Residential Realty, Inc.

     2. An Articles Supplementary of Board of Directors Classifying and Designating a Series of Preferred Stock as Series C Cumulative Redeemable Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series of Charles E. Smith Residential Realty, Inc. ("Series C Articles Supplementary") was filed with the Department of Assessments and Taxation of the State of Maryland on January 30, 1998, and said document requires correction as permitted under the provisions of Section 1-207 of the Corporations and Associations Articles, Annotated Code of Maryland.

     3.  The errors in said document to be corrected are highlighted below:

          Section 2.  Definitions

          "Property Service Businesses" means any Person primarily engaged in providing services to owners of real property, including Smith Realty, Company, Consolidated Engineering Services, Inc. and Smith Management Construction, Inc., so long as the Company and/or CESLP shall own, directly or indirectly, 50.1% or more of the economic interests therein.


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     4.  The foregoing inaccuracies in the document are corrected to read as highlighted below:

          Section 2.  Definitions

          "Property Service Businesses" means any Person primarily engaged in providing services related to real estate properties, including Smith Realty, Company, Consolidated Engineering Services, Inc. and Smith Management Construction, Inc., so long as the Company and/or CESLP shall own, directly or indirectly, 50.1% or more of the economic interests therein.

     5. The foregoing corrections are necessary in order to clarify that the term "Property Service Businesses" relates to real estate properties in general and is not limited to owners of real property. The holders of such Series C Cumulative Redeemable Stock did not detrimentally rely on the Series C Articles Supplementary as originally filed, and the foregoing corrections provide for the true meaning of the term "Property Service Businesses," as such holders originally contemplated.


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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Correction to be duly executed by its President and attested by its Secretary this 19th day of February, 1998.


                              CHARLES E. SMITH RESIDENTIAL REALTY, INC.


                                   By:  /s/  Ernest Gerardi Jr.
                                   Its: President



     I, Robert Zimet, Secretary, hereby acknowledge on behalf of Charles E. Smith Residential Realty, Inc. that the foregoing Certificate of Correction is the corporate act of said corporation under the penalties of perjury.

Attest:


/s/  Robert D. Zimet



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